Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “INSTITUTIONAL INVESTMENT STRATEGY FUND”, FILED IN THIS OFFICE ON THE THIRD DAY OF JANUARY, A.D. 2023, AT 3:03 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7215834 8100	Authentication: 202448076
SR# 20230013768	Date: 01-09-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:03 PM 01/03/2023 FILED 03:03 PM 01/03/2023 SR 20230013768 - File Number 7215834	STATE OF DELAWARE CERTIFICATE OF TRUST

This Certificate of Trust (this "Certificate") is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the "Act") and sets forth the following:

1.	The name of the Trust is: Institutional Investment Strategy Fund (hereinafter, the “Trust”).

2.	The name and address of the Registered Agent of the Trust in the State of Delaware is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

New Castle County

Wilmington, DE 19801

3.	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.	The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

6.	This Certificate is effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole Initial Trustee of Institutional Investment Strategy Fund, has executed this Certificate of Trust on this 3rd day of January, 2023.

Arash Ghodoosi, Sole Initial Trustee

4895-4015-2120

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